EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CHINA NUVO SOLAR ENERGY, INC.

* * *

FIRST

The name of the corporation is China Nuvo Solar Energy, Inc. SECOND

The Corporation's resident agent in the state of Nevada is Gateway Enterprises, Inc. having an address of 3230 E. Flamingo Road, Suite 156, Las Vegas, Nevada 89121.

THIRD

The Corporation is organized to engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these amended and restated articles of incorporation.

FOURTH

The aggregate: number of shares of capital stock which the Corporation shall have authority to issue is 500,000,000 shares have a par value of $.001 per share, of which 25,000,000 shares may be preferred stock having the voting powers, designations, preferences, limitations, restrictions and relative rights as determined by the board of directors from time to time.

FIFTH

The Corporation is to have a perpetual existence.

SIXTH

The Corporation reserves the right to amend alter, change or repeal any provision contained in these amended and restated articles of incorporation, in the manner now or hereafter prescribed by statute.

SEVENTH

The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.

The undersigned, being the secretary of the Corporation does certify that the vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles or incorporation have voted in favor cf the amendments to the articles of incorporation set forth in these amended and restated articles of incorporation is 53.15%.

The undersigned makes and files these amended and restated articles of incorporation, hereby declaring and certifying that the facts herein stated are true, as of July 25, 2007.

/s/ Thomas B. Olson Thomas B. Olson